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INVESCO VAN KAMPEN GOVERNMENT SECURITIES FUND                      SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A.


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FOR PERIOD ENDING:    9/30/2011
FILE NUMBER :         811-05686
SERIES NO.:           19
72DD.                   1  Total income dividends for which record date passed during the period. (000's Omitted)
                           Class A                 $  15,585
                        2  Dividends for a second class of open-end company  shares (000's  Omitted)
                           Class B                 $     596
                           Class C                 $     439
                           Class Y                 $      49
                           Institutional Class     $     175

73A.                       Payments per share outstanding during the entire current period: (form nnn.nnnn)
                        1  Dividends from net investment income
                           Class A                 $  0.2271
                        2  Dividends for a second class of open-end
                           company shares (form  nnn.nnnn)
                           Class B                 $  0.1721
                           Class C                 $  0.1713
                           Class Y                 $  0.2449
                           Institutional Class     $  0.2462
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